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                                                                    EXHIBIT 10.6

                       [COLOR KINETICS INCORPORATED LOGO]

June 28, 2000

Mr. Howard Rosen
RAK Group, LLC
140 West 57th Street
New York, NY 10019

Dear Howard,

In accordance with Section 32 of our lease agreement dated April 25, 2000, please let this letter serve as written notice of Color Kinetics decision to exercise its right to expand on the 10th floor of the 10 Milk Street property. Color Kinetics has decided to elect the expansion option whereby we take approximately 9,000 square feet on January 1, 2001 with June 1, 2001 being the effective date for the remaining space on the 10th floor. These dates are subject to the existing terms of the lease including the requirements and conditions for substantial completion.

The Company has instructed its bank to issue the additional $1,000,000 security deposit in accordance with the terms of our lease agreement. Please let me know if you need any further information.

On behalf of everyone at Color Kinetics, we look forward to a mutually rewarding and long-term relationship with RAK Group. Please keep us informed of future expansion opportunities within the space as we are committed to making 10 Milk Street our worldwide corporate headquarters.

Sincerely,

/s/ David Johnson
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David Johnson
Vice President of Finance